Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between AirSculpt Technologies, Inc., a Delaware corporation (the “Company”), and Yogesh Arvind Jashnani (“Executive”) on December 6, 2024.

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive and as Chief Executive Officer of the Company in accordance with the terms and conditions of this Agreement; and

WHEREAS, Executive desires to serve as Chief Executive Officer of the Company in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                  Employment and Acceptance; Effective Date. During the Term (as defined in Section 3 below), the Company shall employ Executive, and Executive shall serve the Company, subject to the terms of this Agreement. Executive shall commence employment with the Company on January 7, 2025, or such other date mutually agreed to in writing by the parties hereto (the “Effective Date”).

2.                  Title; Duties and Obligations; Location.

2.1              Title. The Company shall employ Executive to render services to the Company. Executive shall serve in the capacity of Chief Executive Officer of the Company.

2.2              Best Efforts/Duties. The duties and responsibilities of Executive shall include such duties and responsibilities as assigned by the Company’s Board of Directors (the “Board”) from time to time consistent with the position of Chief Executive Officer. Executive shall perform faithfully and diligently all such duties assigned to Executive. The Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion; provided, that such position and the duties assigned are consistent with the position of a Chief Executive Officer or higher level of authority or prestige. Effective the Effective Date, Executive shall be appointed as a member of the Board and thereafter renominated to serve as a director for each Board term during the Term. In Executive’s capacity as Chief Executive Officer of the Company, Executive shall report to, and be subject to the lawful direction of, the Board. Executive will expend Executive’s best efforts on behalf of the Company and will abide by all policies of the Company applicable to the Company’s executives generally and all decisions made by the Board, all in accordance with applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of the Company at all times in carrying out his duties and responsibilities under this Agreement. Except as permitted under Section 2.5(i) and (ii) below, Executive shall devote Executive’s full business efforts to the performance, to the best of his ability, experience and talent, of Executive’s assigned duties for the Company.

2.3              Other Positions. In addition to serving in the capacity of Chief Executive Officer of the Company, Executive also shall serve in such other executive-level positions or capacities as may, from time to time, be requested by the Board, including, without limitation (subject to election, appointment, re-election or re-appointment, as applicable) as an officer of any of the Company’s subsidiaries and/or affiliates, in each case, for no additional compensation.

2.4              Compliance with Company Policies. Subject to Section 6 hereof, during the Term, Executive shall be in conformance and comply with all Company written or established policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended to the extent such policies are in accordance with applicable federal, state and local laws, regulations and ordinances.

2.5              Time Commitment. During the Term, Executive shall use his best efforts to promote the interests of the Company (and, to the extent he serves one or more subsidiaries and/or affiliates pursuant to Section 2.3 hereof, its applicable subsidiaries or affiliates) and, except as provided in subsections (i) and (ii) below, shall devote all of his business time to the performance of his duties for the Company (and, to the extent he serves one or more subsidiaries or affiliates pursuant to Section 2.3 hereof, its applicable subsidiaries or affiliates) and, shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the Board’s prior written consent (which shall not be unreasonably withheld), until after the one (1) year anniversary of the Effective Date; provided, that nothing in this Agreement shall prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry non-profit associations and organizations and (ii) managing Executive’s passive personal investments, so long as such activities described in clauses (i) and (ii) do not, individually or in the aggregate, materially interfere or conflict with Executive’s duties hereunder, create a business or fiduciary conflict, or violate the Covenant Agreement (defined in Section 9.18 below) which is being entered into by Executive and the Company in connection with this Agreement (in each case, as determined by the Board). Notwithstanding the foregoing, the Board will review the activities in clauses (i) and (ii) of the preceding sentence on an ongoing basis and reserves the right to prohibit any such activities that it determines in good faith materially interfere with performance of Executive’s duties hereunder and will provide Executive with written notice of such determination. If the Board so prohibits such activities, Executive will be given a commercially reasonable period of time to extract himself from such activities, during which time he will not be considered in breach of this Agreement.

2.6              Location. Executive’s services shall be performed principally at the Company’s principal office location, which is currently in Miami, Florida; provided, however, that Executive shall be permitted to work remotely from his primary residence in Tampa Bay, Florida, pursuant to an applicable remote work policy of the Company. The Company reserves the right to require Executive to change Executive’s principal office location to any new location of the Company’s principal office, and upon such relocation, Executive shall be eligible for the relocation benefits provided under Section 4.3 below. Notwithstanding the foregoing, Executive may be required by his job responsibilities to travel on Company business, and Executive agrees to do so. Executive’s work schedule shall be determined and managed by Executive in his sole discretion, provided, however, Executive performs all duties necessary in his capacity as the Company’s Chief Executive Officer.

3.                  Term. The employment relationship pursuant to this Agreement shall commence on the Effective Date and continue until terminated in accordance with Section 7 below (such period of the employment relationship shall be referred to herein as the “Term”). For avoidance of doubt, Executive’s employment shall be “at-will” and may be terminated by either party at any time in accordance with the terms of this Agreement.

4.                  Compensation. For the services rendered by Executive in any capacity under this Agreement during the Term (including, without limitation, serving as an officer, director or member of any committee of the Board), Executive shall be compensated as follows (subject, in each case, to the provisions of Section 4 below):

4.1              Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, beginning as of the Effective Date, the Company shall pay to Executive a salary at the annualized rate of $700,000, payable in substantially equal installments in accordance with the Company’s normal payroll practices as in effect from time to time. The salary may be reviewed annually by the Board or a committee thereof and may be increased, but not decreased, unless such decrease is agreed to by Executive. As used herein Executive’s “Salary” shall be his salary as in effect from time to time after any such adjustments.

4.2              Annual Bonus. In addition to the Salary, Executive shall be eligible for an annual target cash performance bonus of 100% of Executive’s Salary (the “Bonus”) for each fiscal year during the Term starting with the 2025 fiscal year (without proration), based upon achievement of individual and/or Company performance criteria, as determined annually by the Board in its sole and absolute discretion. Any Bonus for a fiscal year to the extent earned, shall be paid in a lump sum at a time established by the Board but no later than March 15 of the calendar year immediately following the last day of the fiscal year to which the Bonus relates. Except as otherwise provided in Section 7, Executive must be actively employed with the Company at the time of such payment in order to receive the Bonus for that fiscal year.

4.3              Relocation. In the event that Executive is required by the Company to relocate Executive’s principal office location in accordance with Section 2.6 above, the Company shall pay, or reimburse Executive for, all reasonable relocation and moving expenses incurred by Executive relating to Executive's relocation, up to a maximum of $175,000.

4.4              Sign-on Bonus. Executive shall be entitled to receive a cash bonus of $262,500 (the “Sign-on Bonus”), $150,000 of which shall be paid on the next payroll date following the Effective Date in accordance with the Company’s normal payroll practices, and the remaining $112,500 of which shall be paid prior to March 15, 2025, consistent with the timing of payment of annual bonuses for the other Company executives, provided that Executive is then employed by the Company. Executive acknowledges that the Sign-on Bonus is taxable income for federal income tax purposes. In the event that Executive voluntarily terminates employment without Good Reason (defined in Section 7.2 below) or the Company terminates Executive’s employment for Cause (defined in Section 7.1 below) within twelve (12) months of the Effective Date, Executive will reimburse the Company for the full amount of the Sign-on Bonus. In the event that Executive voluntarily terminates employment for Good Reason, the Company terminates without Cause, or Executive’s employment terminates due to Executive’s death or Disability (defined in Section 7.3 below), Executive shall be paid any unpaid portion of, and shall retain the full amount of, the Sign-on Bonus.

4.5              Sign-on Equity Award. Within five (5) days following the Effective Date, Executive will be granted an equity award, which shall consist of restricted stock units (RSUs) with a grant date value of $1,000,000 (with the number of RSUs granted based on (i) $1,000,000, divided by (ii) the per share closing price of the Company’s common stock on the grant date), and performance-based restricted stock units (PSUs) with a grant date value of $1,333,333 (with the number of PSUs granted based on (i) $1,333,333, divided by (ii) the per share closing price of the Company’s common stock on the grant date) (the “Sign-On Equity Award”). The Sign-On Equity Award shall be subject to the terms of the Company’s 2021 Equity Incentive Plan (the “Plan”) and an award agreement with terms and conditions substantially consistent with this Section 4.5. The RSUs shall be subject to an annual three (3) year vesting schedule which provides that one-third (1/3) of such RSUs shall vest on each of the first three (3) anniversaries of the grant date. The PSUs shall vest based on the Company’s achievement of stock price performance goals over a three (3) year performance period (the “Performance Period”) as follows: (i) twenty-five percent (25%) of the PSUs shall vest on the first date during the Performance Period that the 60-Day VWAP (defined below) equals or exceeds one hundred twenty-five percent (125%) of the Baseline Stock Price (defined below), (ii) twenty-five percent (25%) of the PSUs shall vest on the first date during the Performance Period that the 60-Day VWAP equals or exceeds one hundred seventy-five percent (175%) of the Baseline Stock Price, (iii) twenty-five percent (25%) of the PSUs shall vest on the first date during the Performance Period that the 60-Day VWAP equals or exceeds two hundred percent (200%) of the Baseline Stock Price, and (iv) twenty-five percent (25%) of the PSUs shall vest on the first date during the Performance Period that the 60-Day VWAP equals or exceeds two hundred twenty-five percent (225%) of the Baseline Stock Price. For purposes of this Section 4.5, the “60-Day VWAP” shall mean average of the volume weighted average price per share of the Company’s common stock during any sixty (60) consecutive trading days during the Performance Period, and “Baseline Stock Price” shall mean the per share closing price of the Company’s common stock on the grant date. The Sign-on Equity Award shall be subject to the terms of grant agreements, which shall contain terms and conditions commensurate to the equity grants received by other executive officers of the Company, except as provided in this Section 4.5.

4.6              Equity Awards. Executive will be eligible to participate in the Company’s 2021 Equity Incentive Plan and, commencing with grants in 2025, receive equity awards from the Company having a target (expressed as a percentage of salary) commensurate to the equity awards received by other executive officers of the Company, subject to the terms and conditions of the applicable award agreement and the approval of the Board. For the initial grant in 2025, the target grant value will be two hundred percent (200%) of Executive’s Salary and shall be fifty percent (50%) RSUs and fifty percent (50%) PSUs.

4.7              Clawbacks: Recovery of Relocation Reimbursement and Signing Bonus.

(a)               Any incentive-based or other compensation paid to Executive under this Agreement, including but not limited to Bonuses and equity awards, or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, stock exchange listing requirement or any clawback policy adopted by the Company from time to time, will be subject to the deductions and clawback as may be required by such law, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act, government regulation, stock exchange listing requirement or clawback policy.

(b)                Executive acknowledges and agrees that if, for any reason within twelve (12) months after the Effective Date, either Executive voluntarily terminates his employment other than for Good Reason (and other than due to Disability), or if the Company terminates Executive’s employment for Cause, Executive shall reimburse the Company for the full amount of the relocation reimbursements, if any, made under Section 4.3 and the Sign-on Bonus paid under Section 4.4 not later than twenty (20) business days after any such termination of employment and the Company shall be authorized to withhold from any then current payment due to Executive, including but not limited to severance benefits, accrued but unpaid salary and vacation benefits, and vested equity awards, in order to recover such amounts.

5.	Benefits.

5.1              Customary Benefits. Executive will be eligible for all customary and usual retirement and welfare benefits (excluding, for the avoidance of doubt, bonus plans not expressly referred to in this Agreement and severance plans/programs/policies, if any) generally available to executives of the Company, subject to the terms and conditions of such benefit plans. The Company reserves the right to change or eliminate benefits on a prospective basis, at any time and from time to time.

5.2              Paid Time Off. Executive shall be entitled to paid vacation, holidays, personal days and sick leave in accordance with the policies, programs and practices of the Company in effect from time to time, but vacation shall in no event be less than four (4) weeks per calendar year. Such vacation shall be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder.

6.                  Business Expenses. The Company shall reimburse Executive during the Term, for all reasonable out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder consistent with level and the manner Executive has historically received such reimbursement and otherwise in accordance with the Company’s expense reimbursement policies as in effect from time to time, provided, that in the event of a conflict between Executive’s historic business reimbursement practices and the Company’s reimbursement policies, the historic business reimbursement practices shall govern. In order to receive such reimbursement, Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies.

7.	Termination of Executive’s Employment.

7.1              Termination for Cause by the Company. Although the Company anticipates a mutually rewarding employment relationship with Executive, the Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (i) fraud, embezzlement or other misappropriation by Executive of funds or property of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”, and each, a “Company Group Member”) or any Persons or professionals for which the Company or its subsidiaries or affiliates provides business, management, administrative, marketing or other support services, including but not limited to Elite Body Sculpture, P.C., Madison Avenue Medical PLLC, EBS Illinois, LLC, EBS - Texas, LLC, EBS Georgia, LLC and any other corporation, limited liability company, partnership or association that is party to a management services agreement or similar agreement with the Company or any of the Company’s subsidiaries or affiliates for the rendering of certain management services and other related services by the Company or any of the Company’s subsidiaries or affiliates (each, a “Managed Practice” and collectively, “Managed Practices”); (ii) any gross misconduct by Executive that is injurious, directly or indirectly, in any material respect to any Company Group Member or any Managed Practice; (iii) Executive’s failure to perform, or breach of, in any material respect, any of his obligations under this Agreement or the Covenant Agreement (as defined in Section 9.17 below) or any other agreement or contract between Executive and any Company Group Member; (iv) Executive’s exclusion, debarment, termination or suspension under any Medicare, Medicaid, TRICARE or other federal, state or government health care program, or commission or conviction of, indictment for or plea of guilty or no-contest to, any felony or any crime involving moral turpitude, embezzlement, fraud or self-dealing or any crime which could reasonably be expected to subject Executive, any Company Group Member, services or Managed Practices to exclusion, debarment, termination or suspension under any Medicare, Medicaid, TRICARE or other federal, state or government health care program; (v) Executive’s use of alcohol or controlled substances that impairs his ability to perform his duties and responsibilities with respect to any Company Group Member or Managed Practices in any material respect; (vi) Executive’s failure to give timely notice of his resignation under Section 7.4. For avoidance of doubt, a “failure to perform” in clause (iii) above shall not, in and of itself, include (w) below par or below average operational performance; (x) expense reimbursement disputes in which Executive acts in reasonable good faith; (y) occasional, customary and de minimis use of the Company’s property for personal purposes; and (z) acting in good faith upon advice of the Company’s legal counsel. Notwithstanding the foregoing, “Cause” shall not be deemed to exist under clauses (ii), (iii) or (vi) of the immediately preceding sentence unless the Company has provided written notice to Executive specifying in reasonable detail the acts or omissions of Executive that the Company alleges constitute “Cause” and Executive shall have failed to rescind any such act or cure any such omission within thirty (30) calendar days after receipt of the notice (unless such failure is not susceptible to cure, as determined by the Board). For the avoidance of doubt, the Company shall not have grounds to terminate Executive’s employment for “Cause” solely on account of Executive’s inability to perform the duties and responsibilities of Executive’s position due to the disruption of the normal business operations of the Company as the result of an act of God or a pandemic.

In the event Executive’s employment is terminated in accordance with this Section 7.1, the Company shall pay the following amounts to Executive within the time period required by applicable law:

(a)               any accrued but unpaid Salary (as determined pursuant to Section 4.1 hereof) for services rendered prior to the date of Executive’s termination of employment (the “Termination Date”), which accrued but unpaid Salary shall be paid on or before the time required by law;

(b)	payment for any accrued but unused paid time off;

(c)               expenses reimbursable under Section 6 hereof incurred prior to the Termination Date but not yet reimbursed, which reimbursable (but not yet reimbursed) expenses, if any, shall (subject to Executive’s timely submission of invoices) be paid on or before the time required by law; and

(d)               vested entitlements under any other Company benefit plan or program (with the exception of those, if any, relating to severance) that Executive is otherwise entitled to receive under such plan, program, policy or practice on the Termination Date, in each case, in accordance with (and subject to the terms, conditions and limitations set forth in) such plan, program, policy, or practice.

The amounts described in clauses (a) through (d) above shall be referred to herein as the “Accrued Obligations.” All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

7.2              Termination Without Cause by the Company or Termination by Executive For Good Reason Prior to or Following the Change in Control Period. The Company may terminate Executive’s employment under this Agreement without Cause, prior to or following any Change in Control Period (as defined in Section 7.5 below), at any time upon written notice to Executive or Executive may resign with Good Reason subject to the notification requirements and the Cure Period (as defined below), in each case as set forth below. In the event of such termination, Executive will receive:

(a)               The Accrued Obligations and any Bonus earned in respect of a prior completed year that has not yet been paid; and

(b)               Subject to Section 7.7, the Company shall (a) continue to pay Executive’s Salary (at the rate as of the Termination Date) in equal installments over the twelve (12) months following the Termination Date in accordance with the Company’s then-current payroll practices, with payments commencing on the next regular pay date of the Company following the date that the Release becomes effective and is no longer subject to revocation, with payment of a lump sum payable on the first such payroll payment date for all installments otherwise due for the period following the Termination Date, and (b) pay Executive a prorated Bonus for the year in which the Termination Date occurs, determined based on the number of days Executive was employed during the applicable performance period and actual achievement of the Company performance goals established in respect of such performance period, payable (less applicable withholdings and deductions) at the same time as annual bonuses are paid to other similarly-situated executive officers of the Company, but in no event later than March 15 of the calendar year immediately following the last day of the fiscal year in which the Termination Date occurs. In addition, if Executive was participating in the Company’s group health, dental and/or vision plans immediately prior to the date of termination and properly elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then, subject to Executive’s copayment of the premium amounts at the applicable Company active employees’ rate, the Company shall pay to the group health plan provider, the COBRA provider or Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Executive if Executive had remained employed by the Company until the earliest of the following: (i) the twelve (12) month anniversary of the date of termination; (ii) Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan or otherwise through other employment; or (iii) the cessation of Executive’s continuation coverage rights under COBRA. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to Executive or that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company may convert such payments to payroll payments directly to Executive for the time period specified above; and such payments shall be subject to tax-related deductions and withholdings and shall be paid on the Company’s regular payroll dates, in such case, the Company will reimburse Executive for taxes payable on any portion of such payments or reimbursement that are treated as nondeductible taxable income to Executive so that the economic benefit is the same to Executive as if such payment or benefits were provided on a nontaxable basis. Any other premiums or costs of COBRA continuation coverage not provided above (including, without limitation, for any COBRA coverage after the time period set forth above) shall be at the sole expense of Executive.

(c)               In addition, subject to Section 7.7, any RSUs granted to Executive under the Sign-On Equity Award and the 2025 annual equity award under Section 4.6 above which would have vested within twelve (12) months following Executive’s termination of employment pursuant to its vesting schedule shall immediately become vested upon Executive’s termination, and any PSUs granted to Executive under the Sign-On Equity Award and the 2025 annual equity award under Section 4.6 above shall remain outstanding and eligible to vest on a pro-rated basis (based on a fraction the numerator of which is the number of days during which Executive was employed by the Company during the performance period and the denominator of which is the total number of days in the performance period). Any such pro-rated PSUs shall vest solely to the extent of achievement of the applicable performance criteria by the Company described in Section 4.5 above or the 2025 annual equity award agreement, as applicable, as determined by the Board. For the avoidance of doubt, the PSUs that do not remain outstanding and eligible to vest in accordance with the foregoing, shall terminate immediately, automatically and without consideration on the Termination Date.

For purposes of this Agreement, “Good Reason” is defined as any one or more of the following without Executive’s prior written consent:

(a)                   a material reduction of Executive’s title, authority, duties or responsibilities (including reporting responsibilities) with the Company;

(b)                  a material reduction in Executive’s Salary;

(c)                   relocation of Executive’s principal place of work to a place more than twenty-five (25) miles from the Company’s headquarters, as in effect from time to time; or

(d)                  any other material breach by the Company of this Agreement or any other material agreement or contract between Executive and any Company Group Member.

Notwithstanding the foregoing, Good Reason shall not exist unless Executive notifies the Company in writing of the existence of the applicable condition specified above not later than thirty (30) days after the initial existence of the condition, and the Company fails to remedy such condition within fifteen (15) days after receipt of such notice (the “Cure Period”); provided, however, that if the Company cannot remedy such condition within such fifteen (15) day period for reasons outside of the Company’s reasonable control, as determined by the Board in its sole and absolute discretion, the Cure Period shall be extended to provide an additional period to remedy such condition, which extension shall not in any case exceed fifteen (15) calendar days. In the event the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period (after giving effect to any extension of the Cure Period), Executive’s resignation for Good Reason must occur, if at all, within thirty (30) calendar days following the expiration of the Cure Period.

7.3	Termination of Employment due to Executive’s death or Disability.

Executive’s employment under this Agreement shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment under this Agreement due to Executive’s Disability (as defined below). In the event of such termination, Executive (or Executive’s estate, as the case may be) will be entitled to receive, the Accrued Obligations, and any Bonus earned in respect of a prior completed year that has not yet been paid, and no other amount, except as required by applicable law.

All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. For purposes of this Agreement “Disability” means Executive’s physical or mental illness, injury or infirmity which prevents Executive from performing Executive’s material duties for a period of (A) one-hundred and eighty

(180) consecutive calendar days or (B) an aggregate of ninety (90) calendar days out of any consecutive six (6) month period.

7.4              Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive’s position with the Company without Good Reason at any time, upon sixty (60) days’ advance written notice. The effectiveness of any such voluntary resignation may be accelerated by the Company in its sole and absolute discretion. In the event of such termination or resignation, Executive will be entitled to the Accrued Obligations and no other amount, except as required by applicable law.

7.5              Termination Without Cause by the Company/Termination by Executive For Good Reason During the Change in Control Period. If the Company terminates Executive’s employment under this Agreement without Cause or Executive resigns with Good Reason subject to the notification requirements and the Cure Period (as defined below), in each case, within three (3) months prior to or on or within twelve (12) months following a Change in Control (defined below) (the “Change in Control Period”), Executive will receive:

(a)               The Accrued Obligations and any Bonus earned in respect of a prior completed year that has not yet been paid; and

(b)               Subject to Section 7.7, a lump sum payment in the aggregate amount equal to one and one-half (1.5) times the sum of (x) Executive’s annual Salary (at the rate as of the Termination Date) plus (y) Executive’s target Bonus, payable (less applicable withholdings and deductions), on the next regular pay date of the Company following the date that the Release becomes effective and is no longer subject to revocation, in accordance with the Company’s then-current payroll practices. Provided, in the event of such termination occurring prior to the occurrence of a Change in Control, all payments shall be made in installments in the same manner as provided at Section 7.2 with the unpaid balance paid in a lump sum on the date of consummation of such Change in Control (or if impracticable, then on the first payroll payment date following such Change in Control). In addition, if Executive was participating in the Company’s group health, dental and/or vision plans immediately prior to the date of termination and properly elects to continue health coverage under the COBRA, then, subject to Executive’s copayment of the premium amounts at the applicable Company active employees’ rate, the Company shall pay to the group health plan provider, the COBRA provider or Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Executive if Executive had remained employed by the Company until the earliest of the following: (i) the eighteen (18) month anniversary of the date of termination; (ii) Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan or otherwise through other employment; or (iii) the cessation of Executive’s continuation coverage rights under COBRA. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to Executive or that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company may convert such payments to payroll payments directly to Executive for the time period specified above; and such payments shall be subject to tax-related deductions and withholdings and shall be paid on the Company’s regular payroll dates, in such case, the Company will reimburse Executive for taxes payable on any portion of such payments or reimbursement that are treated as nondeductible taxable income to Executive so that the economic benefit is the same to Executive as if such payment or benefits were provided on a nontaxable basis. Any other premiums or costs of COBRA continuation coverage not provided above (including, without limitation, for any COBRA coverage after the time period set forth above) shall be at the sole expense of Executive.

(c)               In addition, subject to Section 7.7:

(i)                             Any unvested RSUs granted to Executive under the Sign-On Equity Award or any future annual equity awards under Section 4.6 above shall immediately become 100% vested and paid upon Executive’s termination of employment within the Change in the Control Period.

(ii)                           Upon a Change in Control that occurs within the Performance Period, all PSUs under the Sign-on Equity Award shall vest based on the per share consideration paid by the buyer (in lieu of the 60-Day VWAP) based on the achievement of the stock price performance goals outlined in Section 4.5, and any remaining unvested portion of such PSUs shall convert to time-vesting restricted stock units, and such time-vesting restricted stock units shall vest in their entirety on the last day of the Performance Period.

(iii)                        Upon a Change in Control, all unvested PSUs granted to Executive under any future annual equity awards under Section 4.6 above, which remain outstanding as of such Change in Control, shall convert to time-vesting RSUs at the greater of (A) the target number of PSUs, and (B) the number of PSUs that would have vested based on actual performance during the applicable performance period through the date of the Change in Control, and such time-vesting restricted stock units shall vest in their entirety on the last day of the applicable performance period.

(iv)                         If Executive is terminated without Cause or Executive resigns with Good Reason, subject to the notification requirements and the Cure Period (defined in Section 7.2 above), during the Change in Control Period, all such converted time-vesting RSUs under Sections 7.5(c)(i) and 7.5(c)(ii) shall immediately become vested; provided that, in the event of such termination occurring within three (3) months prior to the occurrence of a Change in Control, on the Termination Date Executive shall become vested in any unvested RSUs and PSUs as provided at Section 7.2(c) and, to the extent not 100% vested, shall immediately become 100% vested on the date of the Change in Control in accordance with the provisions of this Section 7.5(c).

(d)               “Change in Control” for purposes of this Agreement means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                             any person becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (x) on account of the acquisition of securities of the Company directly from the Company, (y) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (z) solely because the level of ownership held by any person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)                           there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (x) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the acquiring entity in such merger, consolidation or similar transaction or (By more than fifty percent (50%) of the combined outstanding voting power of the parent of the acquiring entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)                        there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)                         individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Agreement, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (ii), the transaction or event described in clause (A), (B), (C), or (D) also constitutes a “change in control event” under Section 409A of the Code (defined below) if required in order for the payment not to violate Section 409A of the Code.

7.6              Removal from any Boards and Positions. If Executive’s employment is terminated for any reason, Executive shall automatically, without further action, notice or deed, be deemed to resign from any position with any Company Group Member, including, but not limited to, as an officer or director of any Company Group Member.

7.7              Release. In order to receive the severance payments under Section 7.2(b) or Section 7.5(b), as applicable (collectively, the “Severance Payments”), and the enhanced vesting of equity awards under Section 7.2(c) or Section 7.5(c), as applicable, Executive must timely execute (and not revoke) a separation agreement and general release (the “Release”) in substantially the form attached hereto as Exhibit A within sixty (60) days of the Termination Date, and (ii) Executive’s non-revocation of such Release. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company’s obligations to provide the Severance Payments will immediately cease if Executive is in breach of the Covenant Agreement in any material respect and fails to cure such breach (if curable) within fifteen (15) days after receipt of notice of such breach from the Company, and (ii) in the event that Executive fails to timely cure such breach of the Covenant Agreement, then upon demand by the Company, Executive shall immediately repay to the Company the amount of any Severance Payments previously paid.

7.8              No Mitigation; No Offset. Executive shall have no duty to mitigate the amount of any payment provided for under this Section 7 by seeking other employment, and any income earned by Executive from other employment or self-employment shall not be offset against any obligations of the Company to Executive hereunder.

8.                  Non-contravention. Executive represents and warrants to the Company Group Members that neither the execution and delivery of this Agreement by Executive nor the performance of Executive’s obligations hereunder, shall constitute a default under or a breach of any other agreement or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive nor the performance of Executive’s duties and obligations hereunder give rise to any claim or charge against either Executive or any Company Group Member based upon any other contract or agreement to which Executive is a party or by which Executive is bound. Executive shall indemnify and hold harmless each Company Group Member against any and all claims that execution and delivery of this Agreement by Executive or Executive’s performance of his obligations hereunder constitutes a default under or a breach of any other agreement or contract to which Executive is a party or by which Executive is bound.

9.	General Provisions.

9.1              Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. In the event of Executive’s death, all amounts then due (including any unpaid amounts under Section 7 following Executive’s termination) shall be paid to Executive’s estate.

9.2              Waiver. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, and no waiver in any one instance shall be effective with respect to any other instance or create a course of dealing.

9.3              Key-Man Insurance. Upon the Company’s request, Executive shall cooperate (including, without limitation, taking any required physical examinations) in all respects in obtaining a key-man life and/or long-term disability insurance policy with respect to Executive in which the Company (or any subsidiary or affiliate) is named as the beneficiary.

9.4              Legal Counsel. Executive acknowledges and warrants that (i) he has been advised that Executive’s interests may be different from the Company’s interests, (ii) he has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of his choice and (iii) he knowingly and voluntarily entered into this Agreement. The Company shall pay Executive’s professional expenses incurred to negotiate and prepare this Agreement and each related agreement hereunder, which are performed on or prior to December 6, 2024, in an amount not to exceed $15,000.

9.5              Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

9.6              Interpretation; Construction. The headings set forth in this Agreement and the division of this Agreement into sections and subsections are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has reviewed and revised this Agreement and had it reviewed by legal counsel and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

9.7              Governing Law; Jurisdiction. Any and all actions or controversies arising out of this Agreement, Executive’s employment by the Company or the termination thereof, including, without limitation, breach of contract and tort claims, shall be construed and enforced in accordance with the internal laws of the State of Florida, without regard to any choice of law or conflicting provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Florida to be applied. Any and all actions arising out of this Agreement or Executive’s employment by the Company or the termination thereof shall be brought and heard in the state and federal courts located in Florida, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. THE COMPANY AND EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE SPECIFICALLY WITH RESPECT TO THIS WAIVER.

9.8              Remedies Cumulative. All remedies provided in this Agreement are cumulative and in addition to all other remedies which may be available at law or in equity.

9.9              Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by nationally recognized overnight courier service (with next business day delivery requested), or sent by electronic mail, provided, that the submission by electronic mail is promptly confirmed by telephone confirmation thereof or followed by one of the other foregoing permitted means of notice. Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed or notice by email, upon transmission of the fax or email, in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

AirSculpt Technologies, Inc.
400 Alton Road, Unit TH-103M
Miami Beach, FL 33129
Attn:	Board of Directors

with a copy to:

McDermott Will & Emery LLP
500 North Capital Street, NW
Washington, DC 20001-1531
Email: tconaghan@mwe.com
Attn:	Thomas Conaghan

If to Executive, to him at the offices of the Company with a copy to him at his home address as set forth in the records of the Company.

9.10          Survival. Notwithstanding anything herein to the contrary, each provision of this Agreement shall survive the termination of this Agreement for any reason or Executive’s ceasing to provide services to the Company to the extent necessary to give effect to its terms, including, without limitation, Sections 8, 9, 10, 11, 12, 13 and 14 of this Agreement.

9.11          Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

9.12          Defend Trade Secrets Act. Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

9.13          Preserved Rights. This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information.

9.14          Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes. Executive will be solely responsible for all taxes assessed against him under applicable law with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

9.15          Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

9.16          Expenses. Each of the Company and the Executive shall bear its/his own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

9.17          Restrictive Covenants. As a condition to this Agreement, Executive agrees to enter into an Employee Covenants Agreement with the Company in substantially the form attached hereto as Exhibit B (the “Covenant Agreement”).

10.              Representations. Executive represents that Executive has not engaged in any type of discrimination, harassment or other abusive conduct that was either unlawful or in violation of any policy or agreement to which Executive is or was bound, in each case, in connection with any current or former employment or engagement by a third party. Executive further represents that he has no knowledge of any allegations of discrimination, harassment or other abusive conduct having been made against him in connection with any current or former employment or engagement of Executive by a third party, other than any such allegations that were thoroughly investigated by such third party or an authorized representative of such third party and found to be unsubstantiated.

11.	Code Section 409A Compliance.

11.1          This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986 as amended, and any regulations and Treasury guidance promulgated thereunder (collectively, “Section 409A of the Code”).

11.2          The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A of the Code.

11.3          The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. No Company Group Member shall be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

11.4          For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

11.5          With respect to any reimbursement of expenses or any provision of in-kind benefits to Executive specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (ii) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangements providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year following the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

11.6          Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee” as described in Section 409A of the Code and the Treasury Regulations thereunder and as determined by the Company in accordance with its procedures, by which determination Executive is bound, any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first (1st) business day of the seventh (7th) month following the date of Executive’s separation from service, or, if earlier, within fifteen

(15) days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death.

12.              Section 280G of the Code. In the event that it is determined that any payments or benefits provided under this Agreement, together with any payments or benefits to be provided under any other plan, program, arrangement or agreement, would constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended, and any regulations and Treasury guidance promulgated thereunder (collectively, “Section 280G of the Code”) and would, but for this Section 12 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (the “Excise Tax”), then the amounts of any such payments or benefits under this Agreement and such other arrangements shall be either (a) paid in full or (b) reduced to the minimum extent necessary to ensure that no portion of the payments or benefits is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Executive’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). The Company shall cooperate in good faith with the Executive in making such determination, including but not limited to providing the Executive with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any such reduction pursuant to this Section 12 shall be made in a manner that results in the greatest economic benefit for the Executive and is consistent with the requirements of Section 409A of the Code. Any determination required under this Section 12 shall be made in writing in good faith by a nationally recognized public accounting firm selected by the Company and paid for by the Company. The Company and the Executive shall provide the accounting firm with such information and documents as the accounting firm may reasonably request in order to make a determination under this Section 12.

13.              Indemnification; D&O Insurance. On the Effective Date, Executive and the Company shall enter into the Company’s customary indemnification agreement for directors and officers. During the Term and thereafter for so long as Executive may be subject to liability for any act or omission to act for which Executive is indemnified under such indemnification agreement or applicable law, Executive shall be covered as an insured under all contracts of directors and officers liability insurance that insure members of the Board.

14.              Entire Agreement. This Agreement and the Covenants Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and activities following termination of this Agreement and the Executive’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement or the Covenants Agreement. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement provides otherwise with specific reference to the applicable provision of this Agreement so affected. Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein or in the Covenants Agreement. The Executive acknowledges and agrees that the Company has fully satisfied, and has no further, obligations to the Executive arising under, or relating to, any other employment or consulting arrangement or understanding (including, without limitation, any claims for compensation or benefits of any kind) or otherwise. No agreement, promise or statement not contained in this Agreement or the Covenants Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound there.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES FIRST ABOVE WRITTEN.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first written above.

COMPANY

AIRSCULPT TECHNOLOGIES, INC.

By:	/s/ Dr. Aaron Rollins
Name:	Dr. Aaron Rollins
Title:	Execution Chairman

EXECUTIVE

/s/ Yogesh Arvind Jashnani
Yogesh Arvind Jashnani

[Signature Page to Yogesh Arvind Jashnani’s Employment

Exhibit A

[General Release of All Claims]

[The language in this Release may change based on legal developments, no substantive changes may be made without Executive’s consent.]

GENERAL RELEASE OF ALL CLAIMS

1.                  For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge AirSculpt Technologies, Inc. (the “Company”), and the Company’s subsidiaries, parents, affiliates, related organizations, and equity holders, and their respective affiliates, employees, officers, directors, attorneys, successors, and assigns or each of the foregoing (collectively, the “Releasees”) from, and does fully waive any obligations or liabilities of Releasees to Releasers of any kind and nature that Releasers had, have, or might claim to have against Releasees at the time Executive executes this General Release for or in respect of any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses, of any kind, with respect to Executive’s employment (or the termination thereof), under the Amended and Restated Employment Agreement between the Company and the Executive dated December 6, 2024 (the “Employment Agreement”) (or any successor agreement), and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the Equal Pay Act, Employee Retirement Income Security Act, Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes, without limitation, a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to (a) any claims or rights for vested compensation or benefits, (b) any claims or rights as an insured under the Company’s directors and officers liability insurance, and claims or rights for indemnification under the Indemnification Agreement between Executive and the Company dated December ___, 2024, or the Company’s charter and by-laws and under applicable law, (c) any claims to enforce payments following termination of employment under the Employment Agreement, or (d) any claims or rights accruing to any Releaser as a shareholder of the Company.

2.                  Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3.                  Executive acknowledges and agrees that the Employee Covenants Agreement between Executive and the Company, dated December 6, 2024 (the “Covenant Agreement”) and Executive’s obligations thereunder remain valid and binding on Executive following his termination of employment, and that Executive is required to comply with the terms and conditions of such Covenant Agreement. Executive further acknowledges and agrees that Section 7.7 of the Employment Agreement survives Executive’s termination of employment, and in the event of a breach of the Covenant Agreement and Executive’s failure to cure such breach within fifteen (15) days after receipt of notice from the Company of such breach, that the Company has the right to recover any severance payments paid to Executive and Executive is obligated to repay such payments in accordance with Section 7.7 of the Employment Agreement.

4.	Executive acknowledges and recites that:

(a)                Executive has executed this General Release knowingly and voluntarily and that he has read and understands this General Release in its entirety;

(b)               Executive has been advised and directed orally and in writing (and this subsection (b) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to this General Release before executing it; and

(c)                Executive is specifically waiving any claims regarding age discrimination, including, without limitation, pursuant to the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

(d)               Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release.

(e)                Executive has been given at least twenty-one (21) days to consider this General Release, and if executed prior to the expiration of the twenty-one (21) day period, such execution is knowing and voluntary.1

(f)                 The additional benefits and other promises that Executive is to receive under the Employment Agreement are sufficient consideration for this General Release.

4.                  This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Florida, except for the application of pre-emptive Federal law.

5.                  Executive may revoke this General Release within seven (7) calendar days after signing it. To be effective, such revocation must be made in writing to [NAME], with a copy received at [ADDRESS]. Revocation can be made by hand delivery, electronic mail, facsimile, or postmarking before the expiration of this seven (7) day period.

Date:	Executive:

1 21-day period shall be extended to 45 days (or such longer period required by law) if in connection with termination of two or more individuals.

2

Exhibit B

[Employee Covenants Agreement]

EMPLOYEE COVENANTS AGREEMENT

EMPLOYEE COVENANTS AGREEMENT (the “Agreement”), dated as of December 6, 2024, by and between AirSculpt Technologies, Inc. (the “Company”) and the person identified as “Employee” on the signature page hereof (“Employee”).

WHEREAS, Employee has been offered employment with the Company pursuant to an employment agreement, of even date herewith, by and between Employee and the Company (the “Employment Agreement”); and

WHEREAS, Employee’s execution, delivery and performance of this Agreement is an inducement to the Company in extending such offer of employment to Employee.

IN CONSIDERATION of the foregoing and the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.                     Employment. Employee acknowledges and agrees that Employee’s employment by the Company, including the compensation and benefits afforded to Employee in connection with that employment, is sufficient consideration for Employee’s obligations hereunder.

2.                     Confidentiality. For purposes of this Agreement, “Confidential Company Information” means all information, whether or not in writing, concerning the business, business relationships or financial affairs of the Company or any Managed Practice (as defined below) or any of their respective subsidiaries or affiliates (collectively, the “Company Group”) which has not entered the public domain (other than by failure of Employee to fully perform Employee’s obligations under this Agreement), and includes (i) corporate information, including trade secrets, know-how, show-how, plans, strategies, methods, contracts, policies, resolutions, negotiations or litigation; (ii) services offered or provided and marketing information, including development plans and opportunities, strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or customer pricing, market analyses or projections; (iii) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (iv) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, diagrams, schematics, notes, data, inventions, improvements, concepts and ideas; (v) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents; and (vi) information received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information. For purposes of this Agreement, the terms “includes”, “including” and similar variations thereof are intended to be illustrative, and any illustrative items that follow any such terms shall not be limited to such illustrative items. “Confidential Company Information” does not include the general skills and experience gained by Employee during Employee’s employment and involvement with the Company that Employee could reasonably have been expected to acquire as a result of such employment and involvement. “Managed Practice” means Elite Body Sculpture, P.C., Madison Avenue Medical PLLC, EBS Illinois, LLC, EBS - Texas, LLC, EBS Georgia, LLC and any other corporation, limited liability company, partnership or association that is party to a management services agreement or similar agreement with the Company or any of the Company’s affiliates for the rendering of certain management services and other related services by the Company or any of the Company’s affiliates.

Employee agrees that:

(a)                        While working for the Company, Employee may develop, acquire, have access to and/or otherwise have knowledge of Confidential Company Information.

(b)                        Confidential Company Information is and will continue to be the sole and exclusive property of the Company (or the applicable member of the Company Group).

(c)                        Employee will use Confidential Company Information only in the performance of Employee’s duties for the Company Group. Employee will not use Confidential Company Information at any time (during or after Employee’s employment with the Company) for Employee’s personal benefit, for the benefit of any other person, or in any manner adverse to the interests of the Company Group or its customers, vendors or other business partners, in each case unless approved in advance in writing by the Company, which approval can be withheld in the Company’s sole and absolute discretion.

(d)                        Employee will not disclose Confidential Company Information at any time (during or after Employee’s employment with the Company) except (x) as such disclosure may be required in connection with Employee’s service to the Company, (y) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Employee to divulge, disclose or make accessible such information or (z) as approved in advance in writing by the Company, which approval can be withheld in the Company’s sole and absolute discretion. Employee agrees to provide the Company advance written notice of any disclosure pursuant to clause (y) of the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure. Notwithstanding the foregoing or anything else contained herein to the contrary, this Agreement shall not preclude Employee from disclosing Confidential Company Information to a governmental body or agency or to a court if and to the extent that a restriction on such disclosure would limit Employee from exercising any protected right afforded Employee under applicable law. Employee furthermore acknowledges that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (i) Employee makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney or accountant and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) Employee makes such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal, to the extent permitted by applicable law.

(e)                        Employee will safeguard Confidential Company Information by taking all commercially reasonable steps and shall abide by all policies and procedures of the Company Group and its customers, vendors and other business partners in effect from time to time (with respect to such customers, vendors and other business partners, to the extent provided to the Company), regarding storage, copying, destroying, publication or posting, or handling of such Confidential Company Information, in whatever medium or format that Confidential Company Information takes.

(f)                          When Employee’s employment relationship with the Company ends for any reason, or earlier if requested by the Company, Employee will immediately return to the Company all materials containing or relating to Confidential Company Information and, except as the Company may, in its sole discretion, expressly permit in writing, all equipment provided to Employee by the Company during Employee’s employment, including without limitation all computers, laptops, cellular telephones, printers, facsimile machines and scanners. Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company Group, its customers, vendors or other business partners or their respective affiliates.

(g)                        Unless this Agreement is otherwise required to be disclosed under applicable law, rule or regulation, Employee agrees to keep the terms and conditions of this Agreement strictly confidential, provided Employee may disclose this Agreement to his or her immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on Employee’s conduct imposed by the provisions of this Agreement, who, in each case, agree to keep such information confidential.

3.	Contributions and Inventions.

(a)	The term “Covered Contributions and Inventions” means:

(i)       inventions, ideas, formulae, works, modifications, processes, discoveries, techniques, designs, methods, trade secrets, technical specifications and data, know- how, show-how, concepts, expressions, creations, improvements, works of authorship, ideas and other developments, whether or not they are patentable or copyrightable or subject to analogous protection and regardless of their form or state of development, of any kind that are or were, since the date of commencement of Employee’s employment with the Company, conceived, created, developed or reduced to practice by Employee, alone or with others, that (i) are conceived during regular working hours or at Employee’s place of work, whether located at Company, affiliate, or customer facilities, or (ii) relate to or as used in or reasonably likely to be used in the Business (as defined below) at the time of such conception, creation, development or reduction to practice (and such conception, creation, development or reduction to practice occurs while Employee remains an employee of the Company) or result from tasks assigned to Employee by the Company, or are conceived or made with the use of the Company’s resources, facilities or materials; and any and all patents, patent applications, copyrights, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing.

(ii)       The term “Covered Contributions and Inventions” specifically excludes any inventions Employee developed entirely on Employee’s own time without using Company equipment, supplies, facilities, or trade secret information unless the invention relates to the Business.

(iii)    The term “Business” means (A) offering or providing minimally invasive physical fat removal and/or transfer procedures, including but not limited to such services as conducted or offered by any member of the Company Group as of the date hereof, and any other fat removal and/or transfer services or procedures contemplated to be conducted or offered by any Company Group member as of the date hereof, or the provision of any administrative, management, business, consulting, marketing or other support services with respect to the foregoing and (B) any other business of any member of the Company Group as conducted on or prior to the date of Employee’s termination of employment with the Company.

(b)	With respect to Covered Contributions and Inventions, Employee agrees:

(i)                     Employee will disclose all Covered Contributions and Inventions promptly to the Company. Employee will not disclose any Covered Contributions and Inventions to anyone other than authorized personnel of the Company.

(ii)                    Employee will keep full and complete written records (the “Records”) in the manner prescribed by the Company of all Covered Contributions and Inventions. The Records shall be the sole and exclusive property of the Company, and Employee will surrender them upon the termination of employment, or upon the Company’s request.

(iii)                    All Covered Contributions and Inventions will belong solely to the Company from conception as “works made for hire” (as that term is used under U.S. copyright law) or otherwise. To the extent that title to any Covered Contributions and Inventions does not, by operation of law, vest in the Company, Employee hereby irrevocably assigns to the Company all right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, industrial design rights, trademarks and copyrights, that Employee may have or may acquire in and to such Covered Contributions and Inventions, benefits and/or rights resulting therefrom, and agrees to promptly execute any further specific assignments related to such Covered Contributions and Inventions, benefits and/or rights at the request of the Company. Employee hereby irrevocably waives all unassignable rights in the Covered Contributions and Inventions including, without limitation, all moral rights, for the entire term of such rights, in favor of the Company and its licensees, successors and assigns. If Employee has any rights in the Covered Contributions and Inventions that cannot be assigned in the manner described herein, Employee agrees to unconditionally waive the enforcement of such rights. To the extent permitted by law, Employee hereby waives any and all currently existing and future monetary rights in and to the Covered Contributions and Inventions, including, without limitation, any rights that would otherwise accrue to Employee’s benefit by virtue of Employee being an employee of or other service provider to the Company.

(vi) Employee will assist the Company in obtaining, maintaining and enforcing patent, industrial design, copyright, trademark, mask works and other appropriate protection for all Covered Contributions and Inventions in all countries, at the Company’s expense. If Employee is requested by the Company to render such assistance after the termination of employment, Employee will be entitled to a fair and reasonable rate of compensation for Employee’s assistance, and to reimbursement of reasonable expenses incurred at the Company’s request relating to such assistance. In the event that the Company is unable to secure Employee’s signature after reasonable effort in connection with any patent, industrial design, trademark, copyright, mask work or other similar protection relating to any Covered Contribution and Invention, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney-in fact, to act for and on Employee’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, industrial designs, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by Employee.

4.                     Company Access Codes; Passwords. Any social media or other accounts that Employee opens or handles on the Company Group’s behalf constitute Company property. Employee shall provide all access codes, passcodes, and administrator rights to the Company promptly upon the Company’s request during or after Employee’s employment by the Company.

5.                     Non-Competition; Non-Solicitation. In order to protect the legitimate business interests of the Company, including protection of Confidential Company Information, customer relationships and goodwill, Employee agrees that during the period beginning on the initial date of Employee’s employment by the Company under the terms of the Employment Agreement and ending twelve (12) months after termination of Employee’s employment with the Company for any reason (the “Restricted Period”), Employee will not, without the express prior written consent of the Company, directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, employee, consultant, agent, founder, co-venture partner, independent contractor, investor, lender, or otherwise, in any geographic location where the Company Group’s employees or customers are located or in which Employee provided services to the Company:

(a)                         become employed by, engage, participate or invest in any Competing Business (as defined herein). For purposes of this Agreement, a “Competing Business” means any person or entity, other than the Company, that engages in any aspect of the Business. Notwithstanding the foregoing, the foregoing shall not prohibit (i) any investment by Employee in publicly traded stock of a company representing less than two percent of the stock of such company or (ii) being employed by, or otherwise providing services to, an entity that has more than one discrete and readily distinguishable business segments and the Executive’s responsibilities or services do not involve the part of the entity’s business segment(s) that is (are) actively engaged in the Business, provided that the part of such entity’s business segment(s) that is (are) actively engaged in the Business do not constitute a majority of the entity’s business operations;

(b)                        solicit, induce, or knowingly assist any third person in soliciting or inducing any person that is (or was at any time within the six (6) months immediately preceding the termination of Employee’s employment) an employee, consultant, independent contractor or agent of the Company Group, to leave the employment of the Company Group or cease performing services as an independent contractor, consultant or agent of the Company Group;

(c)                        hire, engage, or knowingly assist any third party in hiring or engaging, any individual that is (or was at any time within six (6) months immediately preceding the termination of Employee’s employment) an employee, consultant, independent contractor or agent of the Company Group;

(d)                        endeavor to cause any person who at the date of termination of Employee’s employment or at any time during the six (6) months immediately prior to such termination was (or would reasonably have been expected to have been) known by Employee to be a supplier to the Company Group to either cease to supply the Company or materially alter the terms of such supply in a manner detrimental to the Company Group; or

(e)                        other than for the benefit of the Company Group, solicit for the purpose of providing products or services to a Competing Business, interfere with the Company Group’s relationships with, or endeavor to entice away from the Company Group for a Competing Business, any person or entity that is or was (at any time during the twelve (12) months immediately preceding Employee’s termination of employment with the Company), a Customer or Prospective Customer, where: (i) a “Customer” is any party who was party to an agreement with the Company Group or to whom any member of the Company Group provided goods or services and (ii) a “Prospective Customer” is any individual or entity with respect to whom or which the Company Group was engaged in solicitation or negotiations and in which solicitation Employee was in any way involved or of which Employee otherwise had any knowledge or should have had any knowledge.

(f)                          Notwithstanding any of the foregoing and for the avoidance of doubt, (i) general solicitations (e.g., internet, television, newspaper advertisement, email blast or posting) not targeted at employees or former employees of the Company shall not be in violation of this Section 5, (ii) Employee’s ownership of or performing services to a Managed Practice will not be a violation of this Section 5, and (ii) Section 5(a) shall not apply to services rendered by Employee in California after the date of Employee’s termination of employment with the Company.

6.                    Non-Disparagement. Employee agrees and covenants that Employee will not at any time (during Employee’s employment with the Company or for the two-year period after termination of Employee’s employment with the Company) disparage the reputation of the Company Group or any of its or their respective officers, directors, employees or agents. The Company agrees that during Employee’s employment and, during the two-year period after termination of Employee’s employment with the Company, the Company shall not make any disparaging statements about Employee and shall cause its directors and executive officers not to make any disparaging statements about Employee. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

7.                     Obligations to Prior Employers or Others. Employee does not have any non- disclosure, non-compete or other obligations, including obligations that may conflict with Employee’s obligations under Section 3, to any previous employer or other person or entity that would conflict with his or her obligations under this Agreement or the performance of his or her duties for the Company.

8.                     Remedies Upon Breach.

(a)                        Employee agrees that the restrictions contained in Sections 2, 3, 4, 5 and 6 of this Agreement and the location and period of time for which such restrictions apply are reasonable and necessary to protect the Company’s legitimate business interests and will survive the termination of Employee’s employment. Employee agrees that the restrictions contained in this Agreement will not prevent Employee from earning a livelihood during the applicable period of restriction. Employee agrees that in any action seeking specific performance or other equitable relief, Employee will not assert or contend that any of the provisions of this Agreement are unreasonable or otherwise unenforceable.

(b)                        Employee further agrees that in the event of Employee’s breach or threatened breach of any of the provisions of Sections 2, 3, 4, 5 and 6 of this Agreement, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, Employee agrees that in the event of a breach or threatened breach of any of those provisions, in addition to such other remedies that the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available, as well as an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation. The seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach. Employee further covenants that Employee shall be responsible for payment of documented reasonable out-of- pocket fees and expenses of any member of the Company Group’s attorneys and experts, as well as any member of the Company Group’s documented reasonable out-of-pocket court costs, pertaining to any suit, arbitration, mediation, action or other proceeding (any of which, a “Proceeding”) (including the costs of any investigation related thereto) arising directly or indirectly out of Employee’s actual breach of the material provisions of this Agreement. In the event of any such Proceeding initiated by the Company in which the Company is not the prevailing party, the Company shall pay Employee’s documented reasonable out-of-pocket court costs, pertaining to such Proceeding.

9.                     Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), Employee agrees that while employed by, or providing services to, the Company and at any time thereafter, Employee will respond and provide information with regard to matters in which Employee has knowledge as a result of Employee’s employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of all claims that may be made against the Company Group, if an injunction or other order is issued in any such proceeding, will cooperate with the Company Group in its efforts to have such injunction or other order lifted, and will reasonably assist the Company Group in the prosecution of all claims that may be made by the Company Group, to the extent that such claims may relate to the period of Employee’s employment or service with the Company. Where permitted by law, Employee agrees to promptly inform the Company if Employee becomes aware during or after employment with the Company of any lawsuit involving such claims that has been filed or threatened against the Company Group. Employee also agrees to promptly inform the Company (to the extent that Employee is legally permitted to do so) if Employee is asked in writing to assist in any investigation of the Company Group (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company Group with respect to such investigation. If Employee is requested by the Company to render such assistance after the termination of employment, Employee will be entitled to a fair and reasonable rate of compensation for Employee’s assistance. Upon presentation of appropriate documentation, the Company shall, to the extent permitted by law, reimburse Employee for all documented reasonable out-of-pocket travel, duplicating, legal or telephonic expenses reasonably incurred by Employee in complying with this Section 9 and the Company agrees that such cooperation will not unreasonably interfere with Executive’s duties to a subsequent employer. This Section 9 does not limit Employee from exercising any protected right afforded Employee under applicable law.

10.                 Survival and Assignment by the Company. Employee understands that Employee’s obligations under this Agreement will continue in accordance with its express terms regardless of any changes in Employee’s title, position, duties, salary, compensation or benefits or other terms and conditions of employment. Employee further understands that Employee’s obligations under this Agreement will continue following the termination of Employee’s employment in accordance with its express terms regardless of the manner of such termination and will be binding upon Employee’s heirs, executors and administrators. Employee understands and agrees that the Company has the right to assign this Agreement to its successors and assigns (including, without limitation, a purchaser of all or substantially all of the assets of the Company). Employee may not assign or delegate Employee’s duties under this Agreement, without the prior written consent of the Company.

11.                 Disclosure to Future Employers. During the Restricted Period, Employee will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

12.                 Governing Law. This Agreement (together with any and all modifications, extensions and amendments of it) and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. For all matters arising directly or indirectly from this Agreement (“Agreement Matters”), Employee hereby (a) irrevocably consents and submits to the sole exclusive jurisdiction of any United States District Court in Florida and any state court in the state of Florida, in each case located in Miami, Florida (and of the appropriate appellate courts from any of the foregoing), in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding (“Proceeding”) directly or indirectly arising out of or relating to any Agreement Matter; provided that a party to this Agreement shall be entitled to enforce an order or judgment of any such court in any United States or foreign court having jurisdiction over the other party, (b) irrevocably waives, to the fullest extent permitted by law, any objection that Employee may now or later have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum, (c) irrevocably waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH A PROCEEDING, (e) covenants that Employee will not, directly or indirectly, commence any Proceeding other than in such courts and (f) agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth in this Agreement.

13.                    Severability. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. This Agreement is to be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof. The covenants and restrictions contained in this Agreement shall be deemed a series of separate covenants and restrictions in each jurisdiction in which this Agreement is sought to be enforced. If, in any judicial proceeding, a court of competent jurisdiction should refuse to enforce all of the separate covenants and restrictions in this Agreement, then such unenforceable covenants and restrictions shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding in such jurisdiction to the extent permissible, to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding in each other jurisdiction to which this Agreement applies.

14.                 Entire Agreement. This Agreement, and the Employment Agreement, by and between Employee and the Company, shall constitute the entire agreement between the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters. In the event of any conflict between this Agreement and the terms of any other agreement between Employee, on the one hand, and the Company or any of the Company’s affiliates, on the other hand, the agreement containing the more restrictive terms shall prevail with respect to such conflict.

15.                 Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Employee and the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.                 Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and will be deemed to have been duly given: (a) on the date of delivery, if delivered by hand; (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, provided, that, on such date, delivery is also effected pursuant to subclause (c); (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service; or (d) on the date of receipt by the receiving party if sent by United States registered or certified mail, first-class mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee at the name and address set forth on the signature page hereof.

If to the Company, to:

AirSculpt Technologies, Inc.
400 Alton Road, Unit TH-103M

Miami Beach, FL 33129
Attn:	Board of Directors

with a copy to:

McDermott Will & Emery LLP
500 North Capital Street, NW
Washington, DC 20001-1531
Email: tconaghan@mwe.com
Attn:	Thomas Conaghan

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17.                 Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

18.                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.                 Review. Employee represents and warrants that: (i) Employee has read this Agreement and understands all the terms and conditions hereof; (ii) Employee has entered into this Agreement of Employee’s own free will and volition; (iii) Employee has been advised by the Company that this Agreement is a legally binding contract and that Employee should seek Employee’s own independent lawyer to review it, including, but not limited to, the jury waiver set forth in Section 12; (iv) Employee has been afforded ample opportunity to consult with Employee’s own lawyer regarding this Agreement; and (v) the terms of this Agreement are fair, reasonable and are being agreed to voluntarily in exchange for Employee’s continued employment by the Company, and the compensation and benefits afforded to Employee in connection with that continued employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

By:	/s/ Dr. Aaron Rollins
Name:	Dr. Aaron Rollins
Title:	Executive Chairman

EMPLOYEE:

Yogesh Arvind Jashnani:

Signature:	/s/ Yogesh Arvind Jashnani
Name:

Address for notices:

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